Exhibit 99.1

Veris Residential, Inc. Announces Withdrawal of Public Offering of Common Stock

JERSEY CITY, N.J. – Veris Residential, Inc. (NYSE: VRE) (the “Company”) today announced that it has withdrawn its proposed public offering of shares of its common stock.

Mahbod Nia, Chief Executive Officer of Veris Residential, said, “Following careful consideration of all relevant factors, consistent with our disciplined approach and with the best interests of our shareholders in mind, we have made the decision to withdraw our previously announced public offering of common stock. We greatly appreciate the continued trust and support of our shareholders as we seek to continue to maximize the value of their investment.”

As a result of the withdrawal, no shares of common stock will be sold pursuant to the offering. Additionally, Veris Residential intends to terminate its pending acquisition of 55 Riverwalk Place.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements relate to, without limitation, the Company's future economic performance, plans and objectives for future operations and projections of revenue and other financial items. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "potential," "projected," "should," "expect," "anticipate," "estimate," "target," "continue" or comparable terminology. Forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from what is expressed or forecast in this press release. Readers are cautioned not to place undue reliance on these forward-looking statements. Factors that could materially affect results of the Company include those risk factors contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and the Company's other public filings. Copies of each filing may be obtained from the Company or the SEC. The Company assumes no obligation to update and supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

About Veris Residential, Inc.

Veris Residential, Inc. is a forward-thinking, environmentally and socially conscious real estate investment trust (REIT) that primarily owns, operates, acquires and develops holistically inspired, Class A multifamily properties that meet the sustainability-conscious lifestyle needs of today's residents while seeking to positively impact the communities it serves and the planet at large. As of March 31, 2024, the Company owned or had interests in 22 multifamily rental properties, as well as non-core assets comprised of four parking/retail properties, plus developable land.

Investor Contact

Amanda Lombard

Chief Financial Officer

732-590-1010

alombard@verisresidential.com

Anna Malhari

Chief Operating Officer

732-590-1010

amalhari@verisresidential.com